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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                           ALLEGRO MICROSYSTEMS, INC.

The following Amended and Restated Certificate of Incorporation of Allegro Microsystems, Inc. (1) amends and restates the provisions of the Certificate of Incorporation of Allegro MicroSystems, Inc., which was originally incorporated on July 10, 1990; and (2) supersedes the original Certificate of Incorporation and all prior amendments and restatements in their entirety.

FIRST: Name. The name of the corporation is Allegro MicroSystems, Inc.

SECOND: Address; Registered Agent. The address of the corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. Its registered agent at such address is The Corporation Trust Company.

THIRD: Purpose. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: Number of Shares. The total number of shares of stock that the corporation shall have authority to issue is fifty million (50,000,000) shares of common stock. The par value of common stock is one cent ($0.01) per share.

FIFTH: Limitation of Liability. The directors of the corporation shall be entitled to the benefit of all limitations on liability of directors that are now or hereafter become available under the General Corporation Law of the State of Delaware. Without limiting the foregoing, no director of the corporation shall be personally liable to the

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corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of laws, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

SIXTH: Indemnification. The corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware, indemnify any person made or threatened to be made a party to any action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust or other entity, against all expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action or proceeding.

SEVENTH: Bylaws. The board of directors of the corporation shall have the power to adopt, amend or repeal the bylaws of the corporation, provided that such power shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal bylaws.

This Amended and Restated Certificate of Incorporation was duly adopted at a special meeting of the stockholders in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated
Certificate of Incorporated to be signed by James M. Coonan, its Secretary, this 18th day of July, 2007.

                                        ALLEGRO MICROSYSTEMS, INC.


                                        /s/ James M. Coonan
                                        ----------------------------------------
                                        James M. Coonan
                                        Secretary